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                                                                    EXHIBIT 99.1


R&G FINANCIAL CORPORATION SUCCESSFULLY COMPLETES OFFERING OF 4,025,000 SHARES OF CLASS B COMMON STOCK


8/02/02 2:42pm


SAN JUAN, Puerto Rico, Aug. 2 /PRNewswire-FirstCall/ -- R&G Financial Corporation (NYSE: RGF) (the "Company"), the financial holding company of R-G Premier Bank, one of the fastest growing commercial banks in Puerto Rico, R&G Mortgage Corp., the second largest residential mortgage loan originator and servicer in Puerto Rico, and Crown Bank, FSB, its recently acquired federal savings bank with branches in the Orlando and Tampa/St. Petersburg Florida markets, announced today the successful completion of its 4,025,000 share offering of Class B Common Stock. Of the total shares, 2,525,000 were offered by the Company (which includes the exercise of the underwriters' over-allotment option of 525,000 shares at closing) and 1,500,000 were offered by Victor J. Galan, the Chairman of the Board, Chief Executive Officer and majority shareholder of the Company, all at a per share price of $19.00. The aggregate net offering proceeds to the Company are estimated to be $45.5 million. The Company did not receive any proceeds from the sale of shares by Mr. Galan. UBS Warburg LLC and Keefe, Bruyette & Woods, Inc. acted as managing underwriters for the offering.


R&G Financial believes it has been successful in raising additional capital, given adverse market conditions, following through with its plans to continue growing its banking business both in Puerto Rico and the continental United States. Mr. Victor J. Galan stated, "We are pleased to have raised additional capital for the future continued expansion of our company, while increasing the public float of our shares and facilitating increased trading volume. As a result of this offering, a larger number of institutional shareholders now participate in the ownership of R&G Financial. Due to our recent transfer to the NYSE, this offering will also have a significant impact on our liquidity. This is an important milestone for R&G Financial, and we feel very proud of this accomplishment."


The Company, currently in its 30th year of operations, is a diversified financial holding company with operations in Puerto Rico and the United States providing banking, mortgage banking, investments, consumer finance and insurance through its wholly-owned subsidiaries: R-G Premier Bank of Puerto Rico, Crown Bank, FSB, its recently acquired Florida savings bank, R&G Mortgage Corp., The Mortgage Store of Puerto Rico, Inc., a subsidiary of R&G Mortgage, Continental Capital Corporation, R&G Financial's New York and North Carolina based mortgage banking subsidiary and the largest FHA/VA mortgage loan originator in its New York footprint, Home & Property Insurance Corporation, its Puerto Rico insurance agency, and R-G Investments Corporation, its Puerto Rico registered broker-dealer. The Company, through its subsidiaries, has a combined branch network of 82 offices (26 bank branches mainly located in the northeastern section of Puerto Rico, 14 bank branches in the Orlando and Tampa/St. Petersburg Florida markets, 38 mortgage offices in Puerto Rico and 4 mortgage offices in the United States). At June 30, 2002, the Company had consolidated assets totaling $5.9 billion.

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"SAFE HARBOR" STATEMENT UNDER THE PRIVACY SECURITIES LITIGATION REFORM ACT OF
1995


Statements made in this Press Release that relate to future events are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and R&G Financial assumes no obligation to update this information. Because actual results may differ materially from expectation, R&G Financial cautions readers not to place undue reliance on these statements. For a detailed discussion of the important factors affecting R&G Financial, please see the Company's Form 10-K for the year ended December 31, 2001 and Form 10-Q for the quarter ended March 31, 2002 filed with the Securities and Exchange Commission.